Exhibit 12.2


                   TRITON ENERGY CORPORATION AND SUBSIDIARIES

           Computation of Ratio of Earnings to Combined Fixed Charges
                            and Preferred Dividends

                           (Thousands, except ratios)


                                               Three months ended
                                                   August 31,                              Years ended May 31,
                                             ---------------------   ------------------------------------------------------------
                                                1994        1993        1994          1993         1992        1991         1990
                                             ---------   ---------   ---------   -----------    ---------   ---------   ---------
Fixed charges, as defined <F1>:
   Interest charges . . . . . . . . . . .     $ 8,713      $ 5,889    $ 26,951     $  16,336     $ 11,066     $28,056     $ 33,181
Preferred dividend requirements of the
   Company  . . . . . . . . . . . . . . .          --           --          --            --        1,386       5,546        5,398
Preferred dividend requirements of
   subsidiaries adjusted to pre-tax
   basis  . . . . . . . . . . . . . . . .          --          364         364         1,551        1,780       2,330        2,498
                                              -------      -------    --------     ---------     --------     -------     --------
     Total fixed charges  . . . . . . . .       8,713        6,253      27,315        17,887       14,232      35,932       41,077
                                              =======      =======    ========     =========     ========     =======     ========
Earnings as defined <F1><F3>:
   Earnings (loss) from continuing
    operations before income taxes,
    minority interest, extraordinary
    item and cumulative effect of
    accounting change   . . . . . . . . .      (6,682)      33,748     (27,198)     (152,778)     (97,387)     16,511      (52,901)
   Fixed charges, above . . . . . . . . .       8,713        6,253      27,315        17,887       14,232      35,932       41,077
   Less interest capitalized  . . . . . .      (5,438)      (1,952)    (16,863)       (6,407)      (6,529)     (5,879)      (7,180)
   Plus undistributed (earnings) loss of
    affiliates  . . . . . . . . . . . . .        (648)        (362)       (645)        3,012        2,558      (2,604)        (246)

   Less preferred dividend requirements
    of the Company and its subsidiaries
    adjusted to pre-tax basis   . . . . .          --         (364)       (364)       (1,551)      (3,166)     (7,876)      (7,896)
                                              -------      -------    --------     ---------     --------     -------     --------
                                              $(4,055)     $37,323    $(17,755)    $(139,837)    $(90,292)    $36,084     $(27,146)
                                              -------      -------    --------     ---------     --------     -------     --------
Ratio of earnings to fixed
   charges <F2><F3> . . . . . . . . . . .          --          6.0          --            --           --         1.0           --
                                              =======      =======    ========     =========     ========     =======     ========

____________________

<F1>   Earnings include the Company's equity in the losses of an affiliate whose debt is guaranteed by the Company. Related interest charges for the years ended May 31, 1992, 1991 and 1990 of $819,000, $802,000 and
       $240,000, respectively, were excluded from fixed charges due to the improbability that such guarantees would be honored.
<F2>   Earnings were inadequate to cover  fixed charges and preferred dividends for the three months ended August 31, 1994 by $12,768,000 and for the years ended May 31, 1994, 1993, 1992 and 1990 by $45,070,000,
       $157,724,000, $104,524,000 and $68,223,000, respectively.
<F3>   Earnings reflect nonrecurring writedowns and loss provisions of $984,000 and $12,262,000 for the three months ended August 31, 1994 and 1993, respectively, and for the years ended May 31, 1994, 1993, 1992, 1991 and 1990 of $45,754,000, $110,695,000, $67,178,000, $7,930,000 and
       $38,210,000, respectively. Nonrecurring gains from the sales of assets aggregated $52,051,000 for the three months ended August 31, 1993 and for the years ended May 31, 1994 and 1991 aggregated $56,193,000 and $28,351,000, respectively. The ratio of earnings to fixed charges and preferred dividends if adjusted to remove nonrecurring items would have been 0.4 in 1991 and 0.3 in 1990. Without nonrecurring items, earnings would have been inadequate to cover fixed charges and preferred dividends for the three months ended August 31, 1994 and 1993 by $11,784,000 and $8,719,000, respectively, and for the years ended
       May 31, 1994, 1993, 1992, 1991 and 1990 by $55,509,000, $47,029,000,
       $37,346,000, $20,269,000 and $30,013,000, respectively.